Exhibit 10-14-2
GANNETT CO., INC.
Amendment to Gracia C. Martore
Employment Agreement
Pursuant to Section 18 of the Employment Agreement between Gannett Co., Inc. and Gracia C. Martore, dated February 27, 2007 (the “Agreement”), the parties hereby amend the Agreement as of December 24, 2010, as follows:
1. Section 5(c) is amended by deleting the last two sentences in that section and substituting the following in its place:
The cash payment described in clause (c)(1) shall be made in a lump sum subject to the condition that a valid release agreement (in the form attached hereto as Exhibit B) with respect to claims which Martore or her estate or beneficiaries may have arising out of Martore’s employment (the “Release”) is executed by Martore’s estate or beneficiaries and such Release must be effective and non-revocable. The lump sum payment shall be made to Martore’s estate on the sixty-fifth (65th) day after the date of Martore’s death; provided that such Release must become effective and non-revocable by the sixty-fifth (65th) day after the date of Martore’s death and no payment is required if the Release does not become effective and non-revocable by the sixty-fifth (65th) day after the date of Martore’s death.
2. The first sentence of Section 5(d) is amended by replacing “as of the date her employment terminates (the “Termination Date”)” with “as of the date of her separation from service within the meaning of Code Section 409A (the “Termination Date”)”.
3. Section 5(d) is amended by deleting the last sentence in that section and substituting the following in its place:
The lump sum payment shall be made on the thirtieth (30th) day after the Termination Date (the thirtieth (30th) day after Martore’s Termination Date is hereinafter referred to as the “Payment Date”); provided that such Release must become effective and non-revocable before the Payment Date and no payment is required if the Release does not become effective and non-revocable before the Payment Date.
4. The second sentence of Section 7 is amended by replacing each occurrence of “within 65 days after Martore’s Termination Date” with “before the Payment Date”.
5. The first sentence of Section 7(d) is amended by replacing “provided that if the Release does become effective and non-revocable within 65 days after Martore’s Termination Date” with “provided that if the Release does not become effective and non-revocable before the Payment Date”.

6. Section 20 is amended by adding the following sentence to the end of that section:
Any reference in this Agreement to “ceases employment”, “terminates employment”, “employment terminates”, or similar phrase shall have the same meaning as “separation from service” within the meaning of Code Section 409A.
7. The following new Exhibit B shall be added as an exhibit at the end of the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement as of the date first set forth above.

GANNETT CO., INC.
By:	/s/ Roxanne V. Horning
Roxanne V. Horning
Senior V.P./Human Resources

By:	/s/ Gracia C. Martore
Gracia C. Martore